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FOR IMMEDIATE RELEASE

CCE PRESENTS AT BARCLAYS BACK-TO-SCHOOL CONFERENCE,
AFFIRMS FULL-YEAR 2013 GUIDANCE,
ANNOUNCES NOVEMBER 1 TRANSITION OF CFO

ATLANTA, September 4, 2013 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today will discuss its plans and outlook with analysts and investors at the Barclays Back-to-School Conference in Boston at 9:45 a.m. ET. The public can access the presentation through the company’s website, www.cokecce.com.
John F. Brock, chairman of the board and chief executive officer, and Bill Douglas, executive vice president and chief financial officer, will deliver the remarks. In the presentation, CCE will affirm its current 2013 full-year guidance. CCE will also highlight that, effective November 1, 2013, Manik ‘Nik’ Jhangiani will become chief financial officer. Recently, Bill Douglas assumed additional responsibility for CCE’s supply chain organization and, following Nik’s appointment, Bill will continue to lead that organization reporting to Mr. Brock.
“This evolution in our leadership team demonstrates our deep bench of management talent. Bill’s experience, background, and capabilities will be valuable to our supply chain team and Nik is a talented finance executive who has a wealth of experience in the Coca-Cola system, making him a strong successor. Bill will remain a key member of our executive team and has been an outstanding partner to me. We have guided CCE through some of the most eventful years in our history, and generated significant shareowner value. While our leadership team evolves, our focus on and commitment to driving shareholder value remains,” Mr. Brock said.
FULL-YEAR 2013 OUTLOOK
CCE now expects 2013 comparable earnings per diluted share in the upper half of the previously stated range of $2.45 to $2.50, including a modest positive currency translation impact of less than 1 percent at recent rates. Full-year net sales are expected to grow in a low single-digit range versus prior year. Operating income is expected to grow in a low to mid-single-digit range. Guidance for net sales and operating income is comparable and currency neutral.
As previously announced, CCE began a new $1.5 billion share repurchase program in January 2013, and the company expects to repurchase at least $1 billion of its shares by the end of 2013. The company also expects its year-end net debt to EBITDA ratio to be within its long-term range of 2½ to 3 times, reflecting the impact of its plan to return cash to shareowners and incremental optimization of its capital structure. These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.
The company now expects 2013 free cash flow of approximately $500 million after including a year-over-year increase in cash restructuring expenses in a range of $100 million to $125 million. Capital expenditures are now expected to be in a range of $300 million to $325 million. Weighted average cost of debt is expected to be approximately 3 percent and the comparable effective tax rate for 2013 is expected to be in a range of 26 percent to 28 percent.
CFO TRANSITION
Mr. Jhangiani will become chief financial officer effective November 1, 2013. Nik, currently vice president, European finance, has over 25 years of experience in global finance and business leadership. During his career he worked at both Coca-Cola Hellenic and The Coca-Cola Company. In his 10 years at Coca-Cola Hellenic, Nik held several senior finance leadership positions, including five years as CFO. Prior to joining CCE, Nik was CFO of Bharti Enterprises, one of the largest Indian multi-national companies with revenues of more than $15 billion. He also has worked at other multi-national organizations, including Colgate-Palmolive, Bristol Myers, and Deloitte & Touche.
Mr. Douglas joined the Coca-Cola system in 1985, contributing leadership skills in a number of European senior management roles, including chief financial officer of Coca-Cola Hellenic. Bill joined CCE in 2004 and has served as CCE’s chief financial officer since 2005. As CFO, Bill oversaw the 2010 transaction that transformed CCE into a European operating company, enabling a return of more than $6.5 billion in cash to shareowners in the following years.
ABOUT CCE
    Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on Twitter at @cokecce.

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FORWARD-LOOKING STATEMENTS

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2012 and other SEC filings.